AMENDING AGREEMENT

THIS AMENDING AGREEMENT (this “Amending Agreement”) is made as of March 31, 2026 AMONG:
TAMBORAN RESOURCES CORPORATION, a corporation organized and existing under the laws of the State of Delaware (“Tamboran”)
-and –
TAMBORAN (BEETALOO) PTY LTD, a company organized under the laws of Australia
-and –
TAMBORAN RESOURCES INVESTMENTS HOLDING CORPORATION, a corporation organized and existing under the laws of the State of Delaware
-and -
FALCON OIL & GAS LTD., a corporation incorporated under the Laws of British Columbia, Canada (the “Company”)
WHEREAS Tamboran and the Company inter alia entered into an arrangement agreement (the “Arrangement Agreement”) dated as of September 30, 2025 which contemplates, an arrangement under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “Plan of Arrangement”);
AND WHEREAS the Plan of Arrangement is set forth as Exhibit B of the Arrangement Agreement;
AND WHEREAS Section 7.9 of the Arrangement Agreement allow the Parties, inter alia, to amend the Arrangement Agreement, at any time and from time to time, in accordance with the terms and conditions set forth therein;
AND WHEREAS the Parties wish to amend the Arrangement Agreement pursuant to Section 7.9 of the Arrangement Agreement to extend the Termination Date .
NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.All capitalized terms used but not otherwise defined in this Amending Agreement shall have the respective meaning ascribed to them in the Arrangement Agreement.
2.Pursuant to Section 7.9 of the Arrangement Agreement, effective as of the execution hereof, Section 6.1(b)(i) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:
“(i) the Effective Date has not occurred on or prior to April 30, 2026 (the “Termination Date”); provided, however, that if on such date, (A) the conditions to Closing set forth in Section 5.1(c) shall not have been satisfied or waived or (B) OFAC has not issued Parent a license permitting the Parties to consummate the Arrangement in accordance with the terms of this Arrangement Agreement and the Plan of Arrangement, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived, then the Termination Date shall automatically be extended to June 30, 2026; provided further, however, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any Party whose breach of this Agreement has been the primary cause of the failure of the Effective Date to occur on or prior to the Termination Date;
3.Except for the foregoing amendments, the Parties acknowledge and confirm that the Arrangement Agreement shall remain in full force and effect, unamended, and, upon the execution of this Amending Agreement, the Arrangement Agreement and this Amending Agreement shall be deemed to constitute the entire Arrangement Agreement. Any reference to the Arrangement Agreement or the Plan of Arrangement (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) shall be to the Arrangement Agreement or the Plan of Arrangement, as applicable, as amended by this Amending Agreement.
4.This Amending Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
5.Sections 7.4, 7.6 through 7.8, 7.10 through 7.12 and 7.14 of the Arrangement Agreement (as amended by this Amending Agreement) shall apply mutatis mutandis to this Amending Agreement, as if set forth in full herein.
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IN WITNESS WHEREOF the Parties have executed this Amending Agreement as of the date first above written.

TAMBORAN RESOURCES CORPORATION
By:	/s/ Eric Dyer
Name: Title:	Eric Dyer Chief Financial Officer
TAMBORAN (BEETALOO) PTY LTD
By:	/s/ Eric Dyer
Name: Title:	Eric Dyer Chief Financial Officer
TAMBORAN RESOURCES INVESTMENTS HOLDING CORPORATION
By:	Tamboran Resources Investments Corporation, its sole stockholder
By:	/s/ Eric Dyer
Name: Title:	Eric Dyer Chief Financial Officer
FALCON OIL & GAS LTD.
By:	/s/ Philip O’Quigley
Name: Philip O’Quigley Title: Chief Executive Officer

[Signature Page – Amending Agreement to Plan of Arrangement]